For immediate release

GSRX INDUSTRIES INC. REPORTS THIRD QUARTER 2018 RESULTS

Dorado, Puerto Rico, October 31, 2018 – GSRX Industries Inc. (OTCQB: GSRX) (“GSRX” or the “Company”) today announced financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

●	Total revenues generated were $706,428, an increase of 100% from the quarter ended June 30, 2018. Gross profit was $255,052, an increase of 66.6% from the prior quarter. This growth was due to the revenue generated by the Company’s Green Spirit RX dispensaries in Puerto Rico and The Green Room in California.

●	Puerto Rico operations posted an increase of 298% over prior quarter sales. Gross margin increased by 2% quarter-to-quarter, from to 41.71% to 43.79%.

●	California operations posted an increase of 2% over prior quarter sales. Gross margin increased 4.55% quarter-to-quarter, from 53.42% to 57.97%.

●	Operating expenses decreased 42% to $2,198,056 compared to $3,809,311 for the quarter ended June 30, 2018.

●	The net loss from operations attributable to GSRX decreased for the quarter ended September 30, 2018 to approximately $1,555,745 or $0.04 per share, compared to a loss of approximately $3,483,701 or $0.08 per share for the quarter ended June 30, 2018.

“GSRX had an outstanding third quarter, and we’re just getting started,” said Les Ball, Chief Executive Officer. “Based on early results, we are looking forward to a very strong fourth quarter as well.”

Looking forward, the Company is anticipating 85-100% revenue growth in the fourth quarter, with average gross margin across all operations increasing as well.

About GSRX Industries Inc.

GSRX Industries Inc. (OTCQB: GSRX), through its subsidiaries, is in the business of acquiring, developing and operating retail cannabis dispensaries, and is in the process of expanding its business to include the cultivation, extraction, manufacture and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in California and Puerto Rico, and has six additional pre-qualified locations in Puerto Rico, all of which are in various phases of development and construction.

Websites:

Green Spirit RX https://www.greenspiritrx.com/

Spirulinex https://www.spirulinex.com

Sunset Connect https://www.sunsetconnect.co

Instagram:

Spirulinex https://www.instagram.com/spirulinex/

Sunset Connect https://www.instagram.com/sunsetconnect/

The Green Room https://www.instagram.com/greenroommendo/

Facebook:

Green Spirit RX (Puerto Rico) https://www.facebook.com/Green-Spirit-Rx-746194692378429/

Spirulinex https://www.facebook.com/spirulinex/

The Green Room https://www.facebook.com/greenroommendo/

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

Paul Gendreau

PGPR

paul@pgprmedia.com

678-807-7945